Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 333-163244 on Form S-1 of our report dated February 29, 2012, relating to the consolidated financial statements and financial statement schedule of Great-West Life & Annuity Insurance Company and subsidiaries (the “Company”), included in the Annual Report on Form 10-K for the year ended December 31, 2011, and to the reference us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

February 29, 2012